[Progress letterhead]

November 15, 2005
Joseph W. Alsop
c/o Progress Software Corporation
14 Oak Park
Bedford, Massachusetts 01730

Re:	Fiscal 2005 Stock Option Grant
Dear Joe:
     The Compensation Committee of the Board of Directors of Progress Software Corporation wishes to thank you for your contributions to the continued success of Progress. The Compensation Committee has determined that, in recognition of your achievements and your expected contributions to the future performance of Progress, you should be rewarded with a non-qualified stock option to purchase 120,000 shares of Progress common stock.
     The Compensation Committee has also determined that, at present, there is an insufficient number of shares available for grant under Progress’ shareholder-approved plans to permit the Compensation Committee both to make the foregoing grant to you and to retain enough shares under those plans to meet the Compensation Committee’s other objectives. Nasdaq rules prohibit the Compensation Committee from authorizing any stock option grant to you except pursuant to a shareholder-approved plan or otherwise with the approval of our shareholders.
     Accordingly, the Compensation Committee has decided that it should defer the award of this stock option until our shareholders have approved an increase in the number of shares available for grant under our existing stock plans or a new plan that is large enough to enable the Compensation Committee to make the foregoing grant and meet its other objectives. The Compensation Committee intends to recommend that Progress seek shareholder approval of such an increase at a future annual meeting of shareholders. Promptly after the Compensation Committee determines that a sufficient number of shares are available, the Compensation Committee will authorize the grant of this stock option to you (provided that you remain employed by Progress). The grant of the stock option will also be subject to the satisfaction of any additional legal obligations Progress may have at that time, but otherwise the commitment made in this letter is intended to be legally binding on Progress.
     The stock option will have an exercise price equal to the fair market value of the Progress common stock on the date of grant. The stock option will vest as if it had been granted on November 15, 2005. In other words, the stock option will be immediately vested and exercisable with respect to at least 9/60ths of the option, and the balance of the option will vest and be exercisable in equal monthly increments ending on the last vest date of the options granted to employees on November 15, 2005 without deferral arrangements. The stock option will have such other terms and conditions as the Compensation Committee may determine at the time of grant.
     In the event of any stock split, stock dividend or similar adjustment in the Progress common stock before the date of grant, the Compensation Committee will make an appropriate adjustment to reflect that event.
     Each member of the Compensation Committee thanks you for your service to Progress and regrets that Progress is unable to reward you appropriately at this time.

Sincerely,

Progress Software Corporation

By:	The Compensation Committee of the Board of Directors

	By:	/s/ Roger J. Heinen

Roger J. Heinen

	By:	/s/ Scott A. McGregor

Scott A. McGregor